Exhibit 99

Tredegar Corporation	Contact:
Corporate Communications	Neill Bellamy
1100 Boulders Parkway	Phone: 804/330-1211
Richmond, Virginia 23225	E-mail: neill.bellamy@tredegar.com
Website: www.tredegar.com

FOR IMMEDIATE RELEASE

Business Update on Tredegar’s Bonnell Aluminum Business Unit

RICHMOND, VA, October 8, 2019  – Tredegar Corporation (NYSE: TG, also the “Company” or “Tredegar”) today reported that its Bonnell Aluminum business unit announced that it will implement a selling price increase of $0.035 per pound and an additional 5% on fabrication and finishing services effective on shipments beginning January 6, 2020, or as permissible by contract.  The Company estimates that approximately 20 – 25% of Bonnell Aluminum’s net sales relate to applicable value-added fabrication and finishing services.  The price increase is in addition to selling price changes that normally occur from the passthrough to customers of aluminum raw material cost volatility.

John Steitz, Tredegar’s president and chief executive officer, said, “This price increase reflects the high value-added products and customer service that Bonnell provides and allows it to cover continuous cost pressures in the current tight market for skilled labor and other areas, despite previously disclosed indicators of softening demand.”

Tredegar Corporation is a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2018 sales of $1.1 billion. With approximately 3,100 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

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